Integrated Drilling Equipment announces appointment of Jim Terry as Chief Executive Officer

Spring, TX – July 22, 2014 – Integrated Drilling Equipment Holdings Corp. (“IDE”) (OTC: IRIG) announced today the appointment of Jim Terry, 60, as chief executive officer, effective immediately. Mr. Terry replaces the former CEO, Stephen Cope, who resigned in April of this year. Effective with his CEO appointment, Mr. Terry will also become a member of IDE’s Board of Directors.

Prior to his appointment, Jim Terry was the CEO and President of Particle Drilling Technologies (“PDT”). PDT is a manufacturer of innovative well drilling bits and surface equipment used in drilling hard rock formations. This technology allowed the well driller to cut through hard rock formations up to 6X faster than conventional drill bits. Prior to PDT, Mr. Terry was the Vice President of Drilling Services at Weatherford International from 2002 to 2006. From 1993 to 2002, Mr. Terry was at Halliburton Company in increasingly responsible roles. Prior to Halliburton, Mr. Terry was an executive with Smith International and Baker Hughes. Jim Terry resides in Houston, Texas and holds a BA in Business from San Francisco State University.

Jim Terry said, “I am extremely excited about my new role as CEO of IDE. The Company’s founder, Steve Cope, has established IDE as a premier manufacturer of drilling rigs combined with automated controls and electronic variable frequency drive systems that are proving to be ideally suited for today’s demanding horizontal drilling operations, as well as providing industry recognized fabrication and rig up services to a growing base of customers. I believe my experience and industry knowledge makes me well suited to continue to expand the company’s offerings and improve upon the strong foundation established by Mr. Cope.”

James N. Mills, chairman, said, “After an extensive search, the board joins me in welcoming Jim Terry on his appointment as chief executive officer of IDE. In Mr. Terry, we have a strong, accomplished executive in the oil and gas industry who will provide the necessary leadership to drive the company’s next phase of growth, building a diversified oilfield services and manufacturing company with global reach.”

About IDE

IDE and its predecessor companies have been active in providing services and products to the drilling industry since 1981. IDE’s principal service and product offerings consist of the design, engineering and construction of new land and offshore rigs based on IDE designs or modified to customers’ specifications; providing extensive reconfiguration and refurbishment services for rigs to repair and/or extend their life or to adapt them for different drilling environments; providing rig upgrade packages, refurbishment services, and related components for land and offshore new build rigs; supplying integrated electrical and hydraulic control systems for a wide range of land and offshore drilling rigs; and providing engineered hydraulic rig solutions. For more information on IDE, please visit: http://www.ide-rig.com

Company Contact

Mike Dion

281-465-9393

mdion@ide-rig.com